As filed with the Securities and Exchange Commission on November 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0522138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West

Austin, Texas 78735

(Address, including zip code, of Principal Executive Offices)

Freescale Holdings 2006 Management Incentive Plan

(Full title of the plan)

John D. Torres

Senior Vice President, General Counsel and Secretary

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, Texas 78735

(Names and address of agent for service)

(512) 895-2000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares, par value $0.005 per share	31,220,801 shares	$7.00	$218,545,607	$6,710

(1)	Represents the maximum number of Common Shares of Freescale Semiconductor Holdings I, Ltd. (the “Company”) issuable pursuant to the Freescale Holdings 2006 Management Incentive Plan (the “Plan”).
(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional Common Shares that may be issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based upon the price at which options granted under the Plan may be exercised.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:

(a)	The Company’s prospectus, dated July 9, 2007, filed with the Commission pursuant to Rule 424(b)(3) of the Securities Act of 1933; and

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 29, 2007, filed with the Commission on August 10, 2007, and September 28, 2007, filed with the Commission on October 30, 2007.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This Registration Statement relates to the common shares, par value $0.005 per share of the Company (the “Common Shares”). The summary of the terms of the Common Shares set forth below is qualified in its entirety by reference to the Company’s Amended and Restated Bye-Laws (the “Bye-Laws”), which are incorporated herein by reference to Exhibit 3.15 to the Company’s Registration Statement on Form S-4 (File No. 333-141128-05).

Alienability. There are no provisions of Bermuda law or the Company’s Bye-Laws which impose any limitations on the rights of shareholders to hold or vote Common Shares by reason of such shareholders not being residents of Bermuda.

Dividends. The Company is a holding company with no significant operations or significant assets other than its investment portfolio and ownership of the capital stock of its subsidiaries. Therefore, the Company will rely primarily on dividends from its subsidiaries to pay dividends on the Common Shares. The ability of any subsidiary to pay dividends to the Company in the future is subject to limitations imposed by the corporate laws and regulations of the jurisdiction of incorporation and domicile of each entity, and will depend on, among other things, each subsidiary’s statutory surplus, future earnings and regulatory restrictions.

Holders of Common Shares will be entitled to receive dividends ratably when and as declared by the Board of Directors of the Company out of funds legally available therefor.

Voting Rights. At any general meeting of the Company, votes may be given in person or by proxy and each holder of Common Shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each share of Common Shares held by him. Under the Company’s Bye-Laws, two or more persons present and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting constitute a quorum except as provided under “Variation of Rights” below.

Under Bermuda law, questions proposed for consideration at a company’s general meeting are decided by a simple majority vote or by such majority as the bye-laws of the company or Bermuda law prescribes. Any question proposed for consideration at a general meeting may be decided on a show of hands, in which each shareholder present in person or by proxy is entitled to one vote and casts such vote by raising his or her hand, unless, before or on the declaration of the result of a show of hands, a poll is demanded by (i) the Chairman of the meeting; (ii) at least three shareholders present in person or represented by proxy; (iii) any shareholder or shareholders present in person or represented by proxy holding between them at least 10% of the total voting rights of all shareholders having the right to vote at the meeting; or (iv) a shareholder or shareholders present in person or by proxy holding shares in such company conferring the right to vote at such meeting and on which an aggregate sum has been paid up equal to at least 10% of the total sum paid up on all such shares entitled to vote.

The Company’s Bye-Laws provide that a shareholder is not entitled to vote at a general meeting unless such shareholder has paid all the calls on all the shares held by such shareholder. The Company’s Bye-Laws provide that the Board of Directors may make such calls as it thinks fit upon the shareholders in respect of any amounts unpaid on the shares allotted to or held by such shareholders and, if a call is not paid on or before the day appointed for payment, the shareholder may, at the discretion of the Board of Directors, be liable to pay the Company interest on the amount of such call at such rate as the Board of Directors may determine, from the date when such call was payable up to the actual date of payment. The Board of Directors may differentiate between the shareholders as to the amount of calls to be paid and the times of payment of such calls.

Liquidation. On a liquidation of the Company, holders of Common Shares are entitled to receive any assets remaining after the payment of the Company’s debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Preemptive Rights. No holder of Common Shares of the Company shall, by reason only of such holder, have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

Variation of Rights. If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class. Under the Company’s Bye-laws, two persons holding or representing by proxy at least one-third of the issued shares of that class constitute a quorum at such general meeting.

Sale, Lease or Exchange of Assets and Mergers. Under Bermuda law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law provides that a company may enter into a compromise or arrangement with its creditors, its shareholders or any class of them in connection with a scheme for the reconstruction of the company on terms that include, among other things, the transfer of all or part of the undertaking or the property of the company to another company. Any such compromise or arrangement requires the approval of a majority in number representing three-fourths in value of the creditors or shareholders or class of shareholders, as the case may be, present and voting either in person or by proxy at the meeting, and the sanction of the Bermuda Supreme Court.

Pursuant to Bermuda law, unless the company’s bye-laws provide otherwise, an amalgamation requires the approval of the holders of at least three-fourths of those voting at a meeting of shareholders at which a requisite quorum is present. The Company’s Bye-Laws do not contain any contrary provisions. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Bermuda Companies Act 1981, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Bye-law 53.1 of the Company’s Bye-laws provides, in part, that the Company shall indemnify its directors, secretary and other officers, and their heirs executors and administrators, for all actions, costs, charges, losses, damages and expenses that they may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any such persons. Bye-law 53.3 of the Company’s Bye-laws provides, in part, that the Company may advance moneys to a director or officer for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director.

Bye-law 53.2 of the Company’s Bye-laws provides, in part, that the Company may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Company. The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 1st day of November 2007.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

/s/ John D. Torres
By:	John D. Torres
Its:	General Counsel and Assistant Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John D. Torres and Daryl E. Raiford, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date

/s/ Michel Mayer	Chair of the Board and	November 1, 2007
Michel Mayer	Chief Executive Officer

/s/ Alan Campbell	Chief Financial Officer	November 1, 2007
Alan Campbell	(Principal financial officer)

/s/ Daryl E. Raiford	Chief Accounting Officer	November 1, 2007
Daryl E. Raiford	(Principal Accounting Officer)

/s/ Daniel F. Akerson	Director	November 1, 2007
Daniel F. Akerson

/s/ Gene J. Frantz	Director	November 1, 2007
Gene J. Frantz

/s/ John C. Hodge	Director	November 1, 2007
John C. Hodge

/s/ Thomas Lister	Director	November 1, 2007
Thomas Lister

Signature	Title	Date

/s/ John W. Marren	Director	November 1, 2007
John W. Marren

/s/ Paul C. Schorr, IV	Director	November 1, 2007
Paul C. Schorr, IV

/s/ Peter Smitham	Director	November 1, 2007
Peter Smitham

/s/ Claudius E. Watts IV	Director	November 1, 2007
Claudius E. Watts IV

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Conyers Dill & Pearman as to the legality of the shares being registered.

10.1	Freescale Holdings 2006 Management Incentive Plan, incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4 (File No. 333-141128), filed with the Commission on March 8, 2007.

10.2	Form of Freescale Holdings Nonqualified Stock Option Agreement, incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4 (File No. 333-141128), filed with the Commission on March 8, 2007.

10.3	Form of Freescale Holdings Nonqualified Stock Option Agreement (Rollover Option), incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4 (File No. 333-141128), filed with the Commission on March 8, 2007.

10.4	Form of Freescale Holdings Restricted Stock Unit Award Agreement, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4 (File No. 333-141128), filed with the Commission on March 8, 2007.

23.1	Consent of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).